SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                       Date of Report:  September 9, 1998



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                                 MEDIMMUNE, INC.
                           Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated September 8, 1998:

                 FDA APPROVES ADDITIONAL MANUFACTURING FACILITY
                             FOR MEDIMMUNE'S SYNAGIS
            - Shipments to customers expected to begin in September -

Gaithersburg, MD, September 8, 1998 -- MedImmune (Nasdaq:MEDI) today announced that the United States Food and Drug Administration (FDA) has approved MedImmune's supplement to its Biologic License Application (BLA) submitted for the manufacture of Synagis (palivizumab) at MedImmune's contract manufacturer, Boehringer Ingelheim Pharma KG (formerly, Dr Karl Thomae GmbH), a fully-owned subsidiary of Boehringer Ingelheim (BI). The approval will allow MedImmune to import and sell in the United States product from the German BI facility including product already produced. MedImmune established a manufacturing and supply agreement with BI in December, 1997 to supplement MedImmune's own capacity and will use product from BI to launch Synagis in the United States. Synagis is a humanized monoclonal antibody developed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus
(RSV) in pediatric patients at high risk of RSV disease (please see full prescribing information at www.medimmune.com/products/synagispi.htm). RSV is the most common cause of pneumonia and bronchiolitis in infancy and early childhood.

"Both the FDA and Boehringer Ingelheim should be commended for the expertise and diligence which it took to ensure that the BI facility would be licensed and product supply would be available in time for this RSV season," commented Wayne
T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. "The FDA has continued to do an outstanding job throughout the review and licensure process for Synagis. Boehringer Ingelheim has validated our rationale for selecting them as our manufacturing partner for Synagis and has demonstrated once again their world leading capability in recombinant protein production."

Dr. Hockmeyer added that, "MedImmune and our marketing partners at Abbott Laboratories are now completing the final preparations for the Synagis launch and expect to begin shipping product to customers later this month. Together, we are thrilled to be introducing the first monoclonal antibody for an infectious disease, a breakthrough product with the ability to prevent a life-threatening disease in high risk infants."

Synagis was approved for marketing in June 1998 by the FDA. Synagis is the first monoclonal antibody licensed in the United States for any infectious disease. Synagis is administered by intramuscular injection at 15 mg/kg and is given once per month during anticipated periods of RSV prevalence in the community.

RSV is the most common cause of lower respiratory infections in infants and children worldwide. RSV outbreaks typically occur during the fall, winter and early spring. Healthy children and individuals with adequate immune systems often acquire a benign chest cold when infected with RSV. In contrast, certain high-risk infants such as premature infants and children with bronchopulmonary dysplasia (BPD) are at increased risk for acquiring severe RSV disease (pneumonia and bronchiolitis), often requiring hospitalization. Each year in the United States, more than 90,000 infants are hospitalized with RSV disease. The mortality rate of hospitalized infants with RSV infection of the lower respiratory tract is about 2 percent. There are approximately 325,000 infants at high risk of acquiring severe RSV disease in the U.S.

Boehringer Ingelheim is a world-leading manufacturer of biopharmaceutical products for therapeutic use. The BI facility, located in Biberach, Germany, is fully licensed by both the U.S. and European regulatory authorities for commercial biologics production for third parties and provides state-of-the-art cell culture production capabilities. MedImmune currently manufactures Synagis at its facility in Gaithersburg, Maryland, but BI is expected to provide the majority of product for launch and will continue to supplement MedImmune's capacity during future RSV seasons. MedImmune has also recently completed construction of a manufacturing facility in Frederick, Maryland, and following start-up and validation procedures, expects to seek licensure to produce Synagis at that facility.

MedImmune is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune markets three products through its hospital-based sales force and has four new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

Boehringer Ingelheim, an international corporation with headquarters in Ingelheim, Germany, operates in the pharmaceutical, biological and chemical sectors. The Boehringer Ingelheim Corporation is represented on every continent, with about 160 companies around the world. With its own research, production and distribution facilities, it ranks among the top 20 pharmaceutical companies in the world.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            September 9, 1998